Exhibit 1.01

Conflict Minerals Report of Orion Energy Systems, Inc.

in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report (the “Report”) of Orion Energy Systems, Inc. (the “Company”) for calendar year 2025 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended.

The Company undertook due diligence to determine whether the necessary cassiterite, columbite-tantalite, wolframite, gold, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“conflict minerals”), used in the development and manufacture of high efficiency lighting systems have been sourced from the Democratic Republic of the Congo or an adjoining country (“Covered Countries”). In conducting its due diligence, the Company implemented the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition, 2016), an internationally recognized due diligence framework. The Company designed its due diligence to provide a reasonable basis for the Company to determine whether any conflict minerals were sourced from a Covered Country.

As a result of its due diligence efforts, the Company has determined in good faith that for calendar year 2025, the majority of the conflict minerals necessary to the functionality or production of products manufactured by or contracted to be manufactured by the Company did not originate in a Covered Country. The Company was unable to determine the origin of a small portion of the conflict minerals necessary to the functionality or production of products manufactured by or contracted to be manufactured by the Company. These assessments were made based on the diligence measures described below and on representations made by the Company’s suppliers.

Consistent with the provisions of the Rule 13p-1, the SEC’s Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule, dated April 29, 2014, the SEC’s Order Issuing Stay, dated May 2, 2014, and the SEC’s Updated Statement on the Effect of the Court of Appeals Decision on the Conflict Minerals Rule, dated April 7, 2017, this Report has not been audited by a third party.

As a company in the lighting industry, the Company is several levels removed from the actual mining of conflict minerals. The Company does not make purchases of raw ore or unrefined conflict minerals and makes no direct purchases in the Covered Countries.

The Company’s due diligence measures included:

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Conducting an internal diligence process to compile a list of suppliers from which the Company had purchased materials and components potentially containing conflict minerals and identifying 63 relevant suppliers from which the Company may have purchased components or materials containing conflict minerals. Due to the small number of direct suppliers from which the Company had potentially purchased material containing or using conflict minerals, it was possible to contact all but one supplier directly without relying on broader surveys of the Company’s suppliers; and

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Requesting information from each of the relevant suppliers using a template developed internally by the Company’s conflict minerals management team (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding the provision of materials to a company’s supply chain. The Template required the supplier to certify whether materials supplied to the Company by the supplier contained or used conflict minerals and whether any conflict minerals contained or used in the materials originated from any Covered Country (based on procedures implemented by the supplier to identify the origin of materials produced with conflict minerals) or was from recycled or scrap sources.

In an effort to obtain the highest practicable response rate, the Company’s process included multiple rounds of communication and follow-up mail, including e-mail and telephone calls. The Company received a response from 98%, or 62 of 63, of its relevant suppliers. The Company reviewed the responses and followed up with certain suppliers to clarify any inconsistencies or incomplete items. As a company several layers removed from the actual mining or procurement of conflict minerals, the Company relied on its suppliers’ representations and largely focused on the accuracy and quality of the representations made during the due diligence process to determine whether further inquiry was warranted.

Most of the responses the Company received indicated that the conflict minerals in the suppliers’ components and materials were either non-existent or did not originate from a Covered Country.

Because most of the information the Company received from its suppliers in its reasonable country of origin inquiry and in the Company’s due diligence processes was reported at an “enterprise” or corporate level, and because the quality of the responses the Company received varied considerably, the Company is unable to validate whether any smelters or refiners identified by our suppliers source from or are located in the Covered Countries or are actually in the Company’s supply chain. As a result, the Company is not providing an aggregated list of the smelters and refiners in the Company’s supply chain or an aggregated list of the potential countries of origin from which those smelters and refiners collectively source conflict minerals.

In the next compliance period, the Company intends to continue to improve the information gathered from its due diligence to further mitigate the risk that its necessary conflict minerals benefit armed groups in Covered Counties. The steps include:

• Continuing to engage suppliers to obtain current, accurate, and complete information about the supply chain.
• Encouraging suppliers to implement responsible sourcing and to have them encourage smelters and refiners to obtain “conflict-free” designation from an independent, third-party auditor.

• Continuing to work with peers, suppliers and industry groups to define and improve best practices.

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Focusing efforts to determine the source of conflict minerals in all of the components that are necessary to the functionality or production of products manufactured by or contracted to be manufactured by the Comp

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this Conflict Minerals Report, including, without limitation, statements regarding the Company’s conflict mineral compliance plans, are forward-looking statements. These forward-looking statements generally are identified by the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “positioned,” “strategy,” “future” or phrases or terms of similar substance or the negative thereof or similar terminology generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control. Numerous important factors described in this Conflict Minerals Report, including, among others, the Company’s suppliers’ willingness and ability to comply with the Company’s conflict minerals-related smelters and refiners, smelters’ and refiners’ willingness and ability to comply with the Responsible Minerals Assurance Process, the Company’s effectiveness in managing the conflict minerals reasonable country of origin inquiry and due diligence processes, and the costs of the Company’s compliance, could affect these statements and could cause actual results to differ materially from our expectations. All forward-looking statements speak only as of the date of this Conflict Minerals Report. The Company assumes no obligation, and disclaims any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.